Exhibit 5.1
[Letterhead of Thompson Coburn LLP]
May 9, 2013

Arrow Financial Corporation
250 Glen Street
Glens Falls, NY 12801

Re:
Registration Statement on Form S-8 for four hundred and fifty thousand (450,000) shares of Arrow Financial Corporation Common Stock, par value $1.00, for issuance to participants under the Arrow Financial Corporation 2013 Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:
We reference the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Arrow Financial Corporation, a New York corporation (the “Company”), on May 9, 2013, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to four hundred and fifty thousand (450,000) shares of the Company's Common Stock, par value $1.00 (the “Shares”), subject to adjustment as provided in the Plan, which may be issued to participants under the Plan. We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Certificate of Incorporation and all amendments thereto, By-laws and all amendments thereto and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.
Based solely on the foregoing, we are of the opinion that, when the Registration Statement relating to the Shares has been effective under the Act, the Shares issuable by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.
Our opinions set forth above are limited to the Federal laws of the United States and the laws of the State of New York. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.
Very truly yours,
/s/ Thompson Coburn LLP